TLIC LETTERHEAD

April 28, 2014

Board of Directors
Transamerica Life Insurance Company
Separate Account VUL-3
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499-0001

RE:        Separate Account VUL-3
Transamerica JourneySM
File Nos. 333-192793/811-09715

To The Board of Directors:

In my capacity as Vice President and Counsel of Transamerica Life Insurance Company ("Transamerica Life"), I have participated in the preparation and review of Pre-Effective Amendment No. 2 to the Registration Statement on Form N-6 filed with the Securities and Exchange Commission (Reg. No. 333-192793) under the Securities Act of 1933 for the registration of flexible premium variable life insurance policies (the "Policies") to be issued with respect to Separate Account VUL-3 of Transamerica Life (the "Account").  The Account was established on August 27, 2008 by the Board of Directors of Transamerica Life as a separate account for assets applicable to the Policies, pursuant to the provisions of the Iowa Insurance Law.

I am of the following opinion:

1.	Transamerica Life has been duly organized under the laws of Iowa and is a validly existing corporation.

2.	The Account has been duly created and is validly existing as a separate account pursuant to Iowa Insurance Law.

3.
Section 508A.1 of the Iowa Code provides that the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business Transamerica Life may conduct.  Assets allocated to the Fixed Account under the Policies, however, are part of Transamerica Life's general account and are subject to Transamerica Life's general liabilities from business operations.

4.	The Policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of Iowa in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Arthur D. Woods

Arthur D. Woods
Vice President and Senior Counsel